Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation
Encore Credit Corp.	California
Bravo Credit Corporation	California
Encore Credit Corporation of Minnesota	Minnesota
ECR Investment Corp.	Delaware